EXHIBIT 3.3

ANDREW ARROYO REAL ESTATE INC.

2023 EQUITY INCENTIVE PLAN NOTICE OF RESTRICTED STOCK AWARD

Unless otherwise defined herein, the terms defined in the Company’s 2023 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Award (the “Notice”).

Name: Shown on your Global Shares account.

Address: Shown on your Global Shares account.

You (“Participant”) have been granted an opportunity to purchase Shares of Common Stock of Andrew Arroyo Real Estate Inc. (the “Company”) that are subject to restrictions (the “Restricted Shares”) and the terms and conditions of the Plan, this Notice and the attached Restricted Stock Agreement (the “Restricted Stock Award Agreement”).

Total Number of Restricted Shares Awarded:	Shown on your Global Shares account.
Fair Market Value per Restricted Share:	Shown on your Global Shares account.
Total Fair Market Value of Award:	Shown on your Global Shares account.
Purchase Price per Restricted Share:	Shown on your Global Shares account.
Total Purchase Price for all Restricted Shares:	Shown on your Global Shares account.
Date of Grant:	Shown on your Global Shares account.
Vesting Commencement Date:	Shown on your Global Shares account.
Vesting Schedule:

Subject to the limitations set forth in this Notice, the Plan and the Restricted Stock Award Agreement, the Restricted Shares will vest and the right of repurchase shall lapse, in whole or in part, in accordance with the schedule shown on your Global Shares account. If this relates to exercise of a stock option, then as shown on your Global Shares account in relation to such stock option.

By accepting (whether in writing, electronically or otherwise) the opportunity to purchase the Restricted Shares, Participant acknowledges and agrees to the following:

Participant understands that Participant’s service relationship (whether as an Employee or independent contractor) with the Company (or a Subsidiary or Affiliate, as the case may be) is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Notice, the Restricted Stock Agreement or the Plan changes the at-will nature of that relationship. Participant acknowledges that the vesting of the Restricted Shares pursuant to this Notice is earned only by continuing service as an Employee, Director or Independent Contractor. Participant also understands that this Notice is subject to the terms and conditions of both the Restricted Stock Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the Restricted Stock Agreement and the Plan. By acceptance of this opportunity to purchase the Restricted Shares, Participant consents to the electronic delivery of the Notice, the Restricted Stock Award Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (which may include, and is not limited to, annual reports and proxy statements) or other communications or information related to the Restricted Shares. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. If the Restricted Stock Award Agreement is not executed by Participant within thirty (30) days of the Date of Grant above, then this grant shall be void.

The Company retains the right to impose other requirements in relation to Participant’s participation in the Plan to the extent necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan or this Agreement and to require Participant to sign any additional agreements or undertakings that may be necessary or advisable to accomplish the foregoing.

If Participant does not wish to accept this Stock Award and the terms and conditions of this associated Stock Award Agreement and the Plan, Participant should immediately notify the Company by declining to accept this Stock Award through Participant’s Global Shares account. Thereupon, this Stock Award will be cancelled and no benefits from this Stock Award nor any compensation or benefits in lieu of this Stock Award will be provided to Participant.

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ANDREW ARROYO REAL ESTATE INC.

2023 EQUITY INCENTIVE PLAN RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made by and between Andrew Arroyo Real Estate Inc., a Delaware corporation (the “Company”), and Participant pursuant to the Company’s 2023 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Agreement.

1.  Sale of Stock. Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) the Company will issue and sell to Participant, and Participant agrees to purchase from the Company the number of Shares shown on the Notice of Restricted Stock Award (the “Notice”) at the Purchase Price per Restricted Share set forth in the Notice. The per Share purchase price of the Shares shall be not less than the par value of the Shares as of the date of the offer of such Shares to the Participant. The term “Shares” refers to the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Participant is entitled by reason of Participant’s ownership of the Shares.

2.  Time and Place of Purchase. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties, or on such other date as the Company and Participant shall agree (the “Purchase Date”). On the Purchase Date, the Company will issue a stock certificate registered in Participant’s name, or uncertificated shares designated for the Participant in book entry form on the records of the Company’s transfer agent, representing the Shares to be purchased by Participant against payment of the purchase price therefor by Participant by (a) check made payable to the Company, (b) cancellation of indebtedness of the Company to Participant (including, but not limited to, payment of commission in the case of nonemployees), (c) funds Participant previously elected voluntarily to have deducted from Participant’s compensation and deposited with the Company or a third party financial institution against which the Company is permitted to debit, or (d) a combination of the foregoing.

3.  Restrictions on Resale. By signing this Agreement, Participant agrees not to sell any Shares acquired pursuant to the Plan and this Agreement at a time when applicable laws, regulations or Company or underwriter trading policies (for example, “quiet periods” prior to the announcement of material Company developments such as financial reporting) prohibit exercise or sale. This restriction will apply as long as Participant is providing service to the Company or a Subsidiary or Affiliate.

3.1  Repurchase Right on Termination of Continuous Service. For the purposes of this Agreement, a “Repurchase Event” shall mean an occurrence of one of the following:

(i)  termination of Participant’s service, whether voluntary or involuntary and with or without Cause;

(ii)  resignation, retirement or death of Participant; or

(iii)  any attempted transfer by Participant of the Shares, or any interest therein, in violation of this Agreement.

Upon the occurrence of a Repurchase Event, the Company shall have the right (but not an obligation) to purchase the Shares of Participant at a price per Share equal to the Purchase Price per Share (the “Repurchase Right”). The Repurchase Right shall lapse in accordance with the vesting schedule set forth in the Notice. For purposes of this Agreement, “Unvested Shares” means Stock pursuant to which the Company’s Repurchase Right has not lapsed. The “Purchase Price per Share” is the lesser of: (y) the Purchase Price per Restricted Share stated in the Notice, and (z) the Fair Market Value of a Share on the Termination Date or date of attempted transfer (as determined by the Company in its sole discretion).

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3.2  Exercise of Repurchase Right. Unless the Company provides written notice to Participant within 90 days from the Termination Date that the Company does not intend to exercise its Repurchase Right with respect to some or all of the Unvested Shares, the Repurchase Right shall be deemed automatically exercised by the Company as of the 90th day following such termination, provided that the Company may notify Participant that it is exercising its Repurchase Right as of a date prior to such 90th day. Unless Participant is otherwise notified by the Company pursuant to the preceding sentence that the Company does not intend to exercise its Repurchase Right as to some or all of the Unvested Shares, execution of this Agreement by Participant constitutes written notice to Participant of the Company’s intention to exercise its Repurchase Right with respect to all Unvested Shares to which such Repurchase Right applies at the time of Termination of Participant. The Company, at its choice, may satisfy its payment obligation to Participant with respect to exercise of the Repurchase Right by either (A) delivering a check to Participant in the amount of the purchase price for the Unvested Shares being repurchased, or (B) in the event Participant is indebted to the Company, canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Right by canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, such cancellation of indebtedness shall be deemed automatically to occur as of the 90th day following termination of Participant’s employment or consulting relationship unless the Company otherwise satisfies its payment obligations. As a result of any repurchase of Unvested Shares pursuant to the Repurchase Right, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and shall have all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Unvested Shares being repurchased by the Company, without further action by Participant.

3.3  Acceptance of Restrictions. Acceptance of the Shares shall constitute Participant’s agreement to such restrictions and the legending of his or her certificates or the notation in the Company’s direct registration system for stock issuance and transfer of such restrictions and accompanying legends set forth in Section 4.1 (below) with respect thereto. Notwithstanding such restrictions, however, so long as Participant is the holder of the Shares, or any portion thereof, he or she shall be entitled to receive all dividends declared on and to vote the Shares and to all other rights of a stockholder with respect thereto.

3.4  Non-Transferability of Unvested Shares. In addition to any other limitation on transfer created by applicable securities laws or any other agreement between the Company and Participant, Participant may not transfer any Unvested Shares, or any interest therein, unless consented to in writing by a duly authorized representative of the Company. Any purported transfer is void and of no effect, and no purported transferee thereof will be recognized as a holder of the Unvested Shares for any purpose whatsoever. Should such a transfer purport to occur, the Company may refuse to carry out the transfer on its books, set aside the transfer, or exercise any other legal or equitable remedy. In the event the Company consents to a transfer of Unvested Shares, all transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Right. In the event of any purchase by the Company hereunder where the Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Shares or interest to the Participant for consideration equal to the amount to be paid by the Company hereunder. In the event the Repurchase Right is deemed exercised by the Company, the Company may deem any transferee to have transferred the Shares or interest to Participant prior to their purchase by the Company, and payment of the purchase price by the Company to such transferee shall be deemed to satisfy Participant’s obligation to pay such transferee for such Shares or interest, and also to satisfy the Company’s obligation to pay Participant for such Shares or interest.

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3.5 Assignment. The Repurchase Right may be assigned by the Company in whole or in part to any persons or organization.

4. Restrictive Legends and Stop Transfer Orders.

4.1 Legends. The certificate or certificates or book entry or book entries representing the Shares shall bear or be noted by the Company’s transfer agent with the following legend (as well as any legends required by applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

4.2 Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

4.3 Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as the owner or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

5. No Rights as Employee, Director or Independent Contractor. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Subsidiary or Affiliate, to terminate Participant’s service, for any reason, with or without cause.

6. Miscellaneous.

6.1 Acknowledgement. The Company and Participant agree that the Restricted Shares are granted under and governed by the Notice, this Agreement and by the provisions of the Plan (incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan and the Plan prospectus, (ii) represents that Participant has carefully read and is familiar with their provisions, and (iii) hereby accepts the Restricted Shares subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.

6.2 Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

6.3 Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

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6.4 Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the courts of the state or the federal courts of the United States in which the Company’s headquarters are then situate (currently the federal Southern District of California) and no other courts.

6.5  Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

6.6  Notices. Any notice to be given under the terms of the Plan shall be addressed to the Company in care of its principal office, and any notice to be given to the Participant shall be addressed to such Participant at the address maintained by the Company for such person or at such other address as the Participant may specify in writing to the Company.

6.7  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall he deemed an original and all of which together shall constitute one instrument.

6.8  Data Protection. To enable the Company to properly administer the Plan and the Stock Award(s) received by the Participant pursuant to the Plan, Participant hereby gives explicit consent to the Company, any Subsidiary or Affiliate, and/or any delegates to collect and process (electronically or otherwise) personal data, including sensitive and financial data, about himself or herself necessary to administer the Plan and Stock Award(s) received by Participant pursuant to the Plan. Such data may include, but is not limited to, Participant's name, work authorization, government or tax identification number, date of birth, beneficiaries' contact information, Stock Award(s) grant history, and compensation information. Participant also hereby gives explicit consent to the Company and any Subsidiary or Affiliate to transfer (electronically or otherwise) any such data outside the country in which Participant is living or employed (including to or from the United States), as well as to third-party providers (in Participant’s home country or the United States or other countries) of legal, tax, benefits, administration or other services to the Company (and any Subsidiary or Affiliate) or employees of any such entity, including but not limited to the designated broker for the Plan. The legal person for whom such personal data is intended to be used is the Company and/or any Subsidiary or Affiliate. Participant further understands that the Company and/or its Subsidiary or Affiliate may report information regarding the Participant and/or Stock Award(s) to tax authorities or other governmental agencies as may be required to comply with applicable laws. California residents, please refer to the prospectus for additional information.

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6.9  U.S. Tax Consequences. Upon vesting of Shares, Participant will include in taxable income the difference between the fair market value of the vesting Shares, as determined on the date of their vesting, and the price paid for the Shares. This will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law. In the U.S., tax withholding is generally only required on income recognized by Employee-Participants. Independent contractors in the USA are responsible for ensuring they timely meet their tax obligations. In the absence of an Election (defined below), or other arrangement approved by the Committee (and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable), the Company shall withhold a number of vesting Shares with a fair market value (determined on the date of their vesting) equal to the minimum amount the Company is required to withhold for income and employment taxes. If Participant makes an Election, then Participant must, prior to making the Election, pay in cash (or check) to the Company an amount equal to the amount the Company is required to withhold for income and employment taxes.

7.  Section 83(b) Election. Participant hereby acknowledges that he or she has been informed that, with respect to the purchase of the Shares, an election may be filed by the Participant with the Internal Revenue Service, within 30 days of the purchase of the Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Shares and their Fair Market Value on the date of purchase (the “Election”). Making the Election will result in recognition of taxable income to the Participant on the date of purchase, measured by the excess, if any, of the Fair Market Value of the Shares over the purchase price for the Shares. Absent such an Election, taxable income will be measured and recognized by Participant at the time or times on which the Company’s Repurchase Right lapses. Participant is strongly encouraged to seek the advice of his or her own tax consultants in connection with the purchase of the Shares and the advisability of filing of the Election. PARTICIPANT ACKNOWLEDGES THAT IT IS SOLELY PARTICIPANT’S RESPONSIBILITY, AND NOT THE COMPANY’S RESPONSIBILITY, TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PARTICIPANT REQUESTS THE COMPANY, OR ITS REPRESENTATIVE, TO MAKE THIS FILING ON PARTICIPANT’S BEHALF.

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